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                            CERTIFICATE OF AMENDMENT
                          CERTIFICATE OF INCORPORATION
                                     BEFORE
                       PAYMENT OF ANY PART OF THE CAPITAL
                                       OF
                          HERTZ TECHNOLOGY GROUP, INC.

         HERTZ TECHNOLOGY GROUP, INC. (hereinafter called the "corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         1. The name of the corporation is Hertz Technology Group, Inc.

         2. The corporation has not received any payment for any of its stock.

         3. The certificate of incorporation of the corporation is hereby amended by striking out the first paragraph of Article Fourth thereof and by substituting in lieu of said paragraph the following new paragraph:

         "Fourth: The total number of shares of stock which the corporation shall have authority to issue is 25,000,000. The par value of each of such shares if $.001. All such shares are of one class and are shares of common stock."

         4. The amendment of the certificate of incorporation of the corporation herein certified was duly adopted, pursuant to the provisions of
Section 241 of the General Corporation Law of the State of Delaware, by at least a majority of the directors who have been elected and qualified.

Executed on this 9th day of September, 1996.

                                       /s/ Eli E. Hertz
                                       Eli E. Hertz,
                                       President and Chief Executive Officer